Exhibit 3.9

State of Delaware Secretary of State Division of Corporations Delivered 01:32 PM 07/06/2009 Filed 01:18 PM 07/06/2009 SRV 090674649 - 4706214 File

CERTIFICATE OF FORMATION

OF

APT INTERMEDIATE HOLDCO LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:

FIRST:	The name of the limited liability company is APT Intermediate Holdco LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centervile Road, Suite 400, Wilmington, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned ha executed this Certificate of Formation of APT Intermediate Holdco LLC this 1st day of July, 2009.

By:	/s/ Alon Harnoy
	Name:	Alon Harnoy
	Title:	Authorized Person